For Information Contact:

Maureen Crystal

Tel: (703) 707-6777

E-mail: mcrystal@nciinc.com

NCI, Inc. Reports Strong Fourth Quarter and Year End 2008 Financial Results

  Strong year-over-year increases in revenue: 2008 up 28% and fourth quarter up 15%
  Organic growth of 10.5% for 2008 and 7% for the fourth quarter
  Operating margin for 2008 improved year-over-year 50 basis-points to 7.8%
  Contract awards for 2008 of $610 million, double the amount over 2007 awards value
  Record backlog of approximately $1.2 billion

RESTON, Va. -- BUSINESS WIRE -- February 18, 2009 -- NCI, Inc. (NASDAQ:NCIT), a provider of information technology services and solutions to U.S. federal government agencies, announced today results for the fourth quarter and year ended December 31, 2008. The table below is a summary of our financial results:

	Q4: 2008	2008
Revenues	$101.6 million	$390.6 million
Operating income	$8.7 million	$30.4 million
Operating margin	8.5%	7.8%
Net income	$4.9 million	$17.0 million
Diluted EPS	$0.36	$1.25

Reported Results

For the fourth quarter of 2008, NCI reported record revenues of $101.6 million compared to $88.2 million for the fourth quarter of 2007, with an organic revenue growth rate of approximately 7%. Operating income for the fourth quarter of 2008 was $8.7 million, compared to $6.5 million for the fourth quarter of 2007. Operating margin of 8.5% for the fourth quarter of 2008 compares with an operating margin of 7.4% for the same period in 2007. Net income for the fourth quarter was $4.9 million, compared to $3.3 million for the same period in 2007. Diluted earnings per share for the fourth quarter were $0.36 per share, compared to $0.25 per share for the comparable period in 2007. The effective tax rate for the fourth quarter of 2008 was 40.0%, which is lower than the prior year fourth quarter rate of 41.7%. Diluted shares outstanding for the fourth quarter of 2008 were 13.7 million shares compared to 13.6 million shares for the fourth quarter of 2007.

For 2008, NCI reported revenues of $390.6 million, compared to $304.4 million for 2007, with an organic revenue growth rate of approximately 10.5%. Operating income for 2008 was $30.4 million, or an operating margin of 7.8%, compared to $22.3 million, or an operating margin of 7.3%, for 2007. Net income for 2008 was $17.0 million, compared to $12.6 million in 2007. Diluted earnings per share for 2008 were $1.25 per share, compared to $0.93 per share for 2007. Diluted shares outstanding for 2008 were 13.6 million and 2007 were 13.5 million.

CEO Comments

Charles K. Narang, NCI's Chairman and CEO, said, "2008 was a great year for the company. We continued to meet or exceed the major objectives of the strategic plan we laid out at our IPO in 2005. Our ever expanding platform of customers, services and contract vehicles continues to fuel top and bottom line growth while improving profitability and margins. The acquisition of PEO Soldier during 2008 was another key strategic event for NCI and has added substantial value to our business. We have achieved these results in a period of extreme market volatility and turbulence and saw a 76% gain in our stock price during 2008. We believe we are well positioned in our markets and are optimistic about 2009."

Business Highlights

NCI's President, Terry Glasgow, stated, "During the fourth quarter we continued to win important new business. In December, NCI was awarded a $173 million ITES-2S task order with the Army National Guard and Air National Guard. This competitively awarded, seven-year task order both continues the important work we are doing as well as allows for an expansion of our work with the National Guard Bureau. New business remains a primary focus for NCI. In 2008 we were awarded a record $610 million of new contract awards. Once again, we exit the year with a record backlog, a healthy business development pipeline and an exceptional portfolio of GWAC contracts. The new business won in 2008 will propel growth through 2009 and beyond in support of our long term growth objectives."

Key Metrics

NCI reported total backlog for the fourth quarter of 2008 of $1,189 million, of which $234 million was funded backlog. This compares to total backlog of $756 million at the end of 2007, including $189 million in funded backlog. During the fourth quarter of 2008, approximately 84% of revenue was from prime contracts. Time-and-materials contracts accounted for 50% of revenue, cost-plus contracts accounted for 19% of revenue, and fixed-price contracts accounted for 31% of revenue for the fourth quarter of 2008. Our customer mix for the fourth quarter of 2008 reflects approximately 85% of revenues from the Department of Defense and Intelligence customers, approximately 14% of revenues from federal civilian agencies, and approximately 1% from non-federal sources, primarily commercial training services. Days sales outstanding in accounts receivable, or DSO, for the quarter was 83 days.

Outlook

The table below summarizes the guidance ranges for the first quarter of 2009 and guidance for the full year 2009. This outlook does not reflect the impact of any future acquisitions.

	1st Quarter 2009	Full Year 2009
Revenue	$102 million - $107 million	$440 million - $455 million
Diluted Earnings Per Share	$0.31 - $0.33	$1.44 - $1.52

Conference Call Information

NCI, Inc.'s executive management will hold a conference call today at 5 p.m. EST, to discuss fourth quarter 2008 results and answer questions. Interested parties may access the call by dialing (877) 704-5380 (domestic) or (913) 312-1294 (international). The confirmation code for the live call is 8455478. The conference call will be webcast (listen only) simultaneously via the Internet at www.nciinc.com.

A replay of the call will be available beginning at 8 p.m. EST today and will remain available for a two-week period. To access the replay, call (888) 203-1112 (domestic) or (719) 457-0820 (international). The confirmation code for the replay is 8455478. A replay webcast will also be available on NCI, Inc.'s website shortly after the conclusion of the call.

About NCI, Inc.:

NCI is a leading provider of information technology (IT), engineering, and professional services and solutions to U.S. Federal Government agencies. As an ISO 9001:2000-certified company, NCI's award-winning expertise encompasses areas critical to its customers' mission objectives, including enterprise systems management; network engineering; information assurance and cybersecurity; systems engineering and integration; program management, acquisition, and lifecycle support; engineering and logistics; medical transformation/health IT; and distance learning and training solutions. The company is a member of the Russell 2000 index. Headquartered in Reston, Virginia, NCI has approximately 2,500 employees and nearly 100 locations worldwide.

Forward-Looking Statement: Statements and assumptions made in this press release, which do not address historical facts, constitute "forward-looking" statements that NCI believes to be within the definition in the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties, many of which are outside of our control. Words such as "may," "will," "intends," "should," "expects," "plans," "projects," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or "opportunity," or the negative of these terms or words of similar import are intended to identify forward-looking statements.

Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue; continued funding of U.S. Government, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; risk of contract performance or termination; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; competitive factors such as pricing pressures and competition to hire and retain employees (particularly those with security clearances); failure to successfully integrate future acquired companies or businesses into our operations or to realize any accretive or synergistic effects from such acquisitions; failure to identify, execute and effectively integrate acquisitions appropriate to the achievement of our strategic plans; adverse results of U.S. government audits of our government contracts; economic conditions in the United States, including conditions that result from terrorist activities or war; material changes in laws or regulations applicable to our businesses, particularly legislation affecting (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) delays related to agency specific funding freezes, (iv) competition for task orders under Government Wide Acquisition Contracts (GWACS), agency-specific IDIQ contracts and/or schedule contracts with the General Services Administration; and (v) the impact of the current credit crisis; and (vi) our own ability to achieve the objectives of near term or long range business plans. These and other risk factors are more fully discussed in the section entitled "Risks Factors" in NCI's Form 10-K filed with the Securities and Exchange Commission (SEC), and from time to time, in other filings with the SEC such as our Forms 8-K and Forms 10-Q.

The forward-looking statements included in this news release are only made as of the date of this news release and NCI undertakes no obligation to publicly update any of the forward-looking statements made herein, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

NCI, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Revenue	$101,617	$88,218	$390,596	$304,420

Operating costs and expenses:
Cost of revenue	86,926	76,092	336,473	263,679
General and administrative expense	5,062	4,675	20,079	15,396
Depreciation and amortization	463	461	1,888	1,652
Amortization of intangible assets	483	444	1,772	1,360
Total operating costs and expenses	92,934	81,672	360,212	282,087

Operating income	8,683	6,546	30,384	22,333
Interest income	15	87	113	544
Interest expense	(454)	(903)	(2,139)	(1,886)

Income before income taxes	8,244	5,730	28,358	20,991
Income tax expense	3,298	2,392	11,318	8,420
Net income	$4,946	$3,338	$17,040	$12,571

Earnings per common and common equivalent share:
Basic:
Weighted average shares outstanding	13,382	13,352	13,362	13,335

Net income per share	$0.37	$0.25	$1.28	$0.94

Diluted:
Weighted average shares and equivalent shares outstanding	13,682	13,576	13,633	13,539

Net income per share	$0.36	$0.25	$1.25	$0.93

NCI, Inc.

Consolidated Balance Sheets

December 31,

(in thousands, except per share data)

	2008	2007
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$1,267	$109
Accounts receivable, net	92,192	88,493
Deferred tax assets	3,116	1,890
Prepaid expenses and other current assets	1,733	1,244
Total current assets	98,308	91,736

Property and equipment, net	5,378	5,120
Other assets	926	930
Deferred tax assets, net	-	20
Intangible assets, net	7,981	5,448
Goodwill	87,740	75,492
Total assets	$200,333	$178,746

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$32,747	$30,803
Accrued salaries and benefits	16,436	12,572
Other accrued expenses/liabilities	5,353	6,641
Deferred revenue	2,626	2,215
Current portion of long-term debt	-	942
Total current liabilities	57,162	53,173

Long-term debt	40,000	42,000
Other liabilities	98	217
Deferred tax liabilities, net	1,691	-
Deferred rent	2,523	3,115
Total liabilities	101,474	98,505

Stockholders' equity:
Class A common stock, $0.019 par value-37,500,000 shares authorized; 8,205,711 shares issued and outstanding as of December 31, 2008 and 8,153,416 shares issued and outstanding as of December 31, 2007	156	155
Class B common stock, $0.019 par value-12,500,000 shares authorized; 5,200,000 shares issued and outstanding as of December 31, 2008 and 2007	99	99
Additional paid-in capital	59,734	58,157
Retained earnings	38,870	21,830
Total stockholders' equity	98,859	80,241

Total liabilities and stockholders' equity	$200,333	$178,746

NCI, Inc.

Consolidated Statement of Cash Flows

For the years ending December 31,

(in thousands, except per share data)

	2008	2007
Cash flows from operating activities	(unaudited)
Net income	$17,040	$12,571
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,660	3,012
Gain on sale and disposal of property and equipment	(8)	(4)
Non-cash stock compensation expense	828	774
Deferred income taxes	485	321
Changes in operating assets and liabilities:
Accounts receivable, net	(3,699)	(5,776)
Prepaid expenses and other assets	(484)	306
Accounts payable	1,945	4,996
Accrued expenses/other current liabilities	2,584	2,289
Deferred rent	(522)	(485)
Net cash provided by operating activities	21,829	18,004

Cash flows from investing activities
Purchase of property and equipment	(2,160)	(1,003)
Proceeds from sale of property and equipment	28	4
Cash paid for acquisitions, net of cash acquired	(16,190)	(73,856)
Net cash used in investing activities	(18,322)	(74,855)

Cash flows from financing activities
Proceeds from exercise of stock options	406	221
Excess tax deduction from exercise of stock options	344	89
(Payments) proceeds from line of credit, net	(2,942)	42,942
Principal payments under capital lease obligations	(157)	(222)
Distributions to stockholders	-	-
Net cash provided by (used in) financing activities	(2,349)	43,030

Net change in cash and cash equivalents	1,158	(13,821)
Cash and cash equivalents, beginning of year	109	13,930
Cash and cash equivalents, end of year	$1,267	$109

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$2,139	$1,886
Income taxes	$9,108	$8,069

Supplemental disclosure of noncash activities:
Equipment acquired under capital leases	$-	$216

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